As filed with the Securities and Exchange Commission on August 27, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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NOTICE REGARDING THE LIQUIDATION OF

THE UNDISCOVERED MANAGERS MULTI-STRATEGY FUND

September 1, 2009

Dear Shareholder,

We are writing to inform you that on August 19, 2009, the Board of Trustees (the “Board”) of the UM Investment Trust determined that it is in the best interests of shareholders to liquidate the Undiscovered Managers Multi-Strategy Fund ( the “Fund”) and approved a Plan of Liquidation and Termination (the "Liquidation") of the Fund.

The Board’s decision to liquidate the Fund was recommended by the Fund’s investment adviser, J.P. Morgan Investment Management, Inc (“JPMIM”). JPMIM’s recommendation was based on several relevant factors. The Fund has experienced significant net redemption activity over the past two years, resulting in a decline in net assets from $273.7 million on July 31, 2007, to $99.2 million on July 31, 2009, and received a significant amount of redemption requests for the period ending September 30, 2009. The Board considered the impact on the Fund of this redemption activity, noting that the Fund’s subadviser, Cadogan Management, LLC (“Cadogan”), indicated that it is concerned about its ability to satisfactorily deliver against the Fund’s stated investment objectives, given the continued decline in the Fund’s assets. As the Fund’s assets decline, it becomes more difficult to meet the minimum investment amounts required by the underlying investment vehicles and to appropriately diversify the portfolio. The Board also agreed with JPMIM’s conclusion that the potential for further asset growth is unlikely in the current market environment. After considering all factors, the Board agreed with JPMIM that the continued operation of the Fund at this size is not in the best interests of the shareholders. In light of this decision, the Board did not accept the redemption requests received for the September 30, 2009 redemption date and, instead, concluded that it is in the best interests of all shareholders to proceed with an orderly, pro rata liquidation.

The Fund has begun its liquidation and is in the process of submitting the proper redemption notices to its underlying investments. Please note that substantially all of the Fund’s underlying investments are illiquid securities, each with its own unique redemption terms that will remit redemption proceeds to the Fund over a period of time. In line with industry practice, some of the underlying investments will apply a holdback on part of the redemption proceeds payable to the Fund. Typically, those holdback amounts will not be paid until completion of the audit of the relevant private fund’s financial statements. Thus, the Fund may make multiple distributions of these proceeds so that we may return shareholder capital as quickly as possible. While the Fund is in the process of liquidating, its holdings will no longer be invested primarily in partnerships and other investment vehicles, but instead may be invested in some combination of investments, such as short-term investments, cash instruments and other highly liquid investments.

Each shareholder is entitled to his or her pro rata share of the Fund’s assets. Based on information currently available, the Fund anticipates making distributions of approximately 50% and 30% of current net assets in December 2009 and the first quarter of 2010, respectively, to shareholders, although the timing and amount are subject to modification.  A final liquidating distribution will be made upon receipt of the balance of the Fund’s assets from the underlying investments.

Included with this Notice is a Proxy Statement for a Special Meeting of Shareholders to be held on October 6, 2009. The proxy statement is not being sent as a result of the decision to liquidate the Fund, but is instead a result of unrelated changes in the ownership structure of Cadogan.  Shareholders are

SL-UM-MULTISTRAT-LIQ-909

being asked to approve a new sub-advisory agreement between Cadogan and JPMIM. The Board determined that it is in the best interests of the Fund and its shareholders to have Cadogan continue as subadviser to ensure continuity in the sub-advisory services until the Liquidation is complete. Cadogan, as subadviser, is responsible for the day-to-day management of the Fund under the general oversight of JPMIM and the Board. In this role, Cadogan determines which investments to buy or sell, and oversees the performance of each of the underlying partnerships. JPMIM recommended and the Board agreed that Cadogan’s continued role as subadviser is necessary in order to facilitate the liquidation in an orderly, efficient and effective manner. In addition, JPMIM has agreed to reduce the Fund’s investment advisory fee from 1.25% to 0.85%, effective September 1, 2009. JPMIM will continue to pay Cadogan its 0.85% sub-advisory fee given its essential role in continuing its sub-advisory services and assisting with the liquidation of the Fund. If the sub-advisory agreement is not approved, Cadogan would not be able to receive a fee for its services and might not assist with the liquidation of the Fund.

We at J.P. Morgan Asset Management thank Cadogan for its many years of exemplary service to the Fund and its shareholders. We believe Cadogan’s services are important during the liquidation of the Fund and encourage you to vote.

On behalf of all of us at J.P. Morgan Asset Management, thank you for the confidence that you have placed in us. We hope to continue to serve your investment needs in the future. If you have further questions, please contact your financial adviser.

Sincerely,

George C. W. Gatch

President

J. P. Morgan Funds

In connection with the proposal to approve a new sub-advisory agreement for the Fund a preliminary proxy statement was filed on August 20, 2009 with the Securities and Exchange Commission (the "SEC").  The Fund and the Trustees may be deemed to be participants in the solicitation of proxies from Fund shareholders in connection with the proposal to approve a new sub-advisory agreement. Information about the Trustees' direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement to be filed with the SEC when it becomes available. Please read the definitive proxy statement carefully when it becomes available before making any voting decision because it contains important information.

To receive a free copy of proxy solicitation materials filed with the SEC, including the definitive proxy statement (when it becomes available) relating to the proposal to approve a new sub-advisory agreement for the Fund, please call the Fund's proxy information line at 888-221-0697. Free copies of such proxy solicitation materials can also be found on the SEC’s Web site (www.sec.gov).

The placement agent for the UM Multi-Strategy Fund is JPMorgan Distribution Services, Inc., member of FINRA/SIPC

J.P. Morgan Asset Management is the marketing name for the asset management businesses of JPMorgan Chase & Co. Those businesses include, but are not limited to, J.P. Morgan Investment Management Inc., JPMorgan Investment Advisors, Inc., Security Capital Research & Management Incorporated and J.P. Morgan Alternative Asset Management, Inc.

NOT  FDIC INSURED  \  NO BANK GUARANTEE  \  MAY LOSE VALUE

SL-UM-MULTISTRAT-LIQ-909